Exhibit 10.53
July 31, 2012

Mr. Lawrence Sands
Genesis Group Holdings, Inc.
2500 N. Military Trail, Suite 275
Boca Raton, FL 33431

Dear Lawrence,

The CSIR Group, LLC a New York corporation (“CSIR”) is pleased to offer investor relations services to Genesis Group Holdings Inc. (“GGHO” or “the Company”) pursuant to this Investor Relations agreement (“Agreement”) as outlined below:

1.     Scope of Engagement.
CSIR is hereby engaged to provide Investor Relations services to bring more investor awareness and interest in GGHO.

2.     Term.
The term of this Agreement shall be for an initial period of three (3) months, commencing on August 1, 2012.

3.     Fees.
The Company agrees to pay CSIR the following amounts (collectively, the “Fees”): A) A non-refundable fee (cash fee) to CSIR of $5,000 per month for the length of the term. The first month’s fees ($5,000) are payable upon execution of this Agreement; following the first month of service, the monthly cash fee is due on or before the 1st of each month. B) A non-refundable equity fee of 2,000,000 shares of the Company’s restricted Rule 144 Stock (equity fee), to be delivered to CSIR within 10 days upon signing of this contract.

4.     Expenses.
The Company will be responsible for all out-of-pocket expenses (wire distribution of press releases, conference logistics, travel arrangements, etc.) which are billed to the Company without markup. When possible, the Company will pay expenses directly and will set up its own account with a major news distribution network (PR newswire, business wire, etc.), teleconferencing provider, etc. CSIR will coordinate these efforts and set up accounts on behalf of the Company. The Company will also reimburse CSIR for all costs incurred traveling with GGHO management, at its request, to out-of-town conferences, management meetings and Company-sponsored events. Out-of-pocket expenses such as postage and photocopies are billable to GGHO at the beginning of each month. These expenses will not exceed $500 per month, unless approved in advance by the Company. The monthly retainer also does not include a monthly communications fee which pro-rates the costs of external databases, publications and other relevant third-party data resources. CSIR does not currently charge such a fee, but based on the Company’s needs may need to do so in the future. This fee will not be charged unless discussed in advance with the Company.

5.     Indemnity.
The Company hereby agrees to indemnify and holds harmless CSIR, its agents, representatives, employees, partners and independent contractors and all affiliates for any losses, damages or expenses that may be incurred by CSIR or such other parties as a result of any breach of covenants, agreements, representation or warranty made hereunder or any other loss, damage, attorney’s fees, costs or expenses incurred by CSIR or such other parties resulting from the acts or actions of the Company hereunder.

6.     Confidentiality.
The parties acknowledge that during the course of this Agreement, each party will become acquainted with and will have access to information that is of a confidential and proprietary nature. Each of the parties further acknowledges that disclosure of such information could cause irreparable harm to the Company or CSIR that would not be compensable by money damages. Accordingly, each of the parties hereto agrees to keep such information confidential except as necessary and required to satisfy for the services provided under the scope of this Agreement and shall not disclose or allow disclosure to any third persons without the consent of the other party. In the event that there is a breach of this confidentiality agreement, the parties agree that the offended party shall have an immediate right to seek injunctive relief.

7.     The Company’s Obligations / Provision of Information.
8.1. Information. The Company will provide CSIR with all material information relevant to CSIR engagement hereunder. The Company will ensure that information so supplied is true and accurate in all material respects and is not misleading, whether by omission or otherwise. CSIR is limited in its ability to conduct thorough due diligence and assumes that information provided by the Company, to the extent verifiable, is accurate and publicly made available through required EDGAR filings and as required by law.

8.2. Authorization. The Company confirms and undertakes that it has all necessary powers and has obtained or will obtain all necessary authorizations, consents, and approvals, including approvals from the board of directors of the Company, validly and lawfully required to enter into this Agreement, to conduct business as, when, and where it intends, and to conduct any and all services contemplated hereunder. The entering into of this Agreement does not violate the Company’s charter and/or Company’s bylaws or any other binding agreements.

8.3. Accuracy. In performing its services hereunder, CSIR shall be entitled to assume the accuracy and completeness of all financial and other information that may be furnished to CSIR and CSIR will not be responsible for independently verifying the accuracy and completeness of such information and the Company will review all materials prepared by CSIR for factual accuracy before its publication to the public.

8.     Authorization.
Except where the Company expressly instructs CSIR otherwise, CSIR is entitled to assume that instructions (whether or not in writing or orally communicated) have been properly authorized by the Company if they are given or purport to be given by an individual or person who is or purports to be and is reasonably believed by CSIR to be a director, employee, authorized agent or representative of the Company.

9.     Miscellaneous.
a.	Assignment. This Agreement may not be assigned without the written consent of each of the parties hereto; such consent may not be unreasonably withheld.

b.
Entire Agreement. This Agreement constitutes the entire understanding between the Company and CSIR with reference to the subject matter hereof and supersedes any prior understandings and agreements related thereto, whether written or oral.

c.
Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

d.	Currency. Unless otherwise specified in writing, all monies payable to any member of CSIR hereunder shall be paid in U.S. Dollars.

e.
Affiliates. In the context of this letter and, in particular, the provisions of this Agreement regarding the nature of CSIR’s engagement and Fees due to CSIR hereunder, the Company shall be deemed to include the Company and/or any entity that controls, is controlled by, or is under common control with the Company (“Affiliates”) and, accordingly, all obligations of the Company hereunder shall be joint and several with its Affiliates.

f.
Governing Law & Jurisdiction. This Agreement and all rights and obligations arising hereunder or in connection herewith are subject to and will be governed by and construed, performed and enforced in accordance with the laws of State of New York the parties agree that any dispute which may arise between them is arising out of or in connection with this Agreement shall be adjudicated only before a Federal court located in the New York County, in the State of New York with respect to any legal action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such court or respecting the fact that such court is an inconvenient forum, relating or arising out of this Agreement.

g.	Acknowledgments. The Company acknowledges that CSIR:

i.	is not providing any legal, accounting, or tax advice to the Company or any other person;

ii.
is acting as an independent contractor to provide its services as described herein to GGHO, and that no employment, partnership, joint venture, or fiduciary relationship has been created by this Agreement;

iii.	may subcontract a portion of the services to be performed by CSIR hereunder to experienced and capable service providers chosen discretionarily by CSIR officers;

iv.
is not responsible for advising the Company in respect of any applicable laws and regulations, and the Company undertakes to obtain appropriate advice in respect of legal matters and all other laws and regulations which may be applicable in any relevant jurisdiction and promptly to communicate the obtained legal advice to CSIR insofar as the same is relevant to the carrying out of its services hereunder; and

v.	Will not incur any liability to the Company in respect of any breach of applicable laws or regulations where CSIR has acted in good faith in the absence of or in accordance with such provided advice.

vi.
If the foregoing accurately reflects the agreement reached between the parties, please sign and return the attached copy of this Agreement to indicate your consent and acceptance of its terms, effective as of the date first set forth above.

Yours truly:	Accepted:

CSIR Group, LLC	Genesis Group Holdings Inc.
Signature: /s/ Christine Petraglia	Signature: /s/ Lawrence Sands
Name: Christine J. Petraglia Principal	Name: Lawrence Sands